FOR IMMEDIATE RELEASE	4716 Old Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Corporation Announces First Quarter 2003 Results - - Earnings Per Share Increased by 38%

     MECHANICSBURG, PENNSYLVANIA - - April 28, 2003 - - Select Medical Corporation (NYSE: SEM) today announced results for the first quarter ended March 31, 2003.

     For the first quarter ended March 31, 2003, net operating revenues increased 14.9% to $312.3 million compared to $271.9 million for the same quarter, prior year. Income from operations increased 28.3% to $30.8 million compared to $24.0 million for the same quarter, prior year. Additionally, earnings before interest, taxes, depreciation and amortization and minority interests (“EBITDA”) increased 27.6% to $38.4 million compared to $30.1 million for the same quarter, prior year. A reconciliation of net income to EBITDA is attached to this release. Earnings per share on a fully diluted basis were $0.29 compared to $0.21 for the same quarter, prior year. This represents a 38.1% increase in fully diluted earnings per share.

     Rocco A. Ortenzio, Select’s Executive Chairman, stated, “We are pleased with the performance of our management team in transitioning the initial 36 Specialty Hospitals to the new prospective payment system for Medicare. Our limited experience to date under the new system has been very encouraging and our management team will continue to devote resources towards executing our transition plan for each of the remaining hospitals that will convert this year.”

     “With our strong performance this quarter, we exceeded analysts’ consensus earnings expectations by $0.06 per share,” commented Robert A. Ortenzio, Select’s President and Chief Executive Officer, “We also continued our focused reduction in accounts receivable days and ended the first quarter with DSO of 64 days compared to 73 days at December 31, 2002. As a result of our continued strong cash flow, we have utilized some of our cash reserves and excess cash flow to repay $31 million of our credit facility term debt this quarter.”

Specialty Hospitals

     Throughout the first quarter of 2003, Select operated 72 hospitals. This compares to 64 hospitals operated throughout the first quarter of 2002. For the first quarter of 2003, net operating revenues increased 23.2% to $183.4 million compared to $148.8 million for the same quarter, prior year. Patient days increased 10.6% to 165,818 days and net revenue per patient day increased 11.4% to $1,106 compared to 149,869 days and net revenue per patient day of $993 in the same quarter, prior year. Income from operations increased 73.2% to $21.9 million compared to $12.6 million for the same quarter, prior year. Additionally, EBITDA increased 62.7% to $25.5 million compared to $15.7 million for the same quarter, prior year. The EBITDA margins for the hospitals opened before January 1, 2002 were 15.3% for the first quarter, compared to 11.0% for the same quarter, prior year.

Outpatient Rehabilitation

     During the first quarter of 2003, Select added a net of two clinics and now operates 739 clinics. For the first quarter of 2003, net operating revenues increased 4.9% to $125.6 million compared to $119.7 million for the same quarter, prior year, while income from operations declined 10.4% to $16.6 million compared to $18.5 million for the same quarter, prior year. EBITDA also declined 7.3% to $19.5 million compared to $21.0 million for the same quarter, prior year. EBITDA margins declined to 15.5% for the quarter compared to 17.6% in the same quarter, prior year. U.S. based patient visits increased 1.8% to 981,572 compared to 964,416 the same quarter, prior year. Notwithstanding modest revenue and volume increases, adverse weather conditions in January and February in several of our markets contributed to EBITDA shortfalls compared to the same period prior year. Net revenue per visit increased to $88 for the current quarter compared to $86 for the same quarter, prior year.

LTACH Regulations

     On August 30, 2002, the Centers for Medicare & Medicaid Services (“CMS”) published final regulations establishing a prospective payment system for Medicare payment of long-term acute care hospital services (“LTCH-PPS”), which replaces the reasonable cost-based payment system previously in effect. Under LTCH-PPS, each discharged patient will be assigned to a distinct long-term care diagnosis-related group (“LTC-DRG”), and a long-term acute care hospital will generally be paid a pre-determined fixed amount applicable to the assigned LTC-DRG (adjusted for area wage differences).

     LTCH-PPS is being phased in over a five-year transition period, during which time a long-term care hospital’s payment for each Medicare patient will be a blended amount consisting of set percentages of the LTC-DRG payment rate and the hospital’s reasonable cost-based reimbursement. The LTC-DRG payment rate is 20% for a hospital’s annual cost reporting period beginning on or after October 1, 2002, and will increase by 20% for each cost reporting period thereafter until the hospital’s cost reporting period beginning on or after October 1, 2006, when the hospital will be paid solely on the basis of LTC-DRG payment rates. A long-term acute care hospital may elect to be paid solely on the basis of LTC-DRG payment rates (and not be subject to the transition period) at the start of any of its cost reporting periods during the transition period.

     During the quarter ended March 31, 2003, an additional twenty-three of Select’s hospitals implemented LTCH-PPS pursuant to the new regulations. This brings the total number of Select’s hospitals which have implemented LTCH-PPS to thirty-six at March 31, 2003. Thirty-five of these hospitals elected to be paid solely on the basis of LTC-DRG payments. The balance of Select’s hospitals are expected to implement LTCH-PPS over the next six months.

Business Outlook

     Management confirms the financial objectives for the remaining quarters of 2003 as outlined in Select’s press release dated October 29, 2002. The annual financial objectives for 2003 as adjusted for the actual results of the first quarter are:

Year Ending
12/31/03

Net Revenue	$1,257-$1,287
EBITDA	$152-$155
Diluted Earnings Per Share	$1.15-$1.18

Conference Call

     Select will host a conference call regarding the first quarter results and its business outlook on Tuesday, April 29, 2003, at 11:00am EDT. The domestic dial in number for the call is 1-877-692-2086. The international dial in number is 1-973-582-2749. The conference call will be webcast simultaneously at http://www.videonewswire.com/select/042903. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser’s URL address field.)

     For those unable to participate in the conference call, a replay will be available until 1:00pm EDT, May 6, 2003. The replay number is 1-877-519-4471 (domestic) or 1-973-341-3080 (international). The passcode for the replay will be 3868452. The replay can also be accessed at Select Medical Corporation’s website, http://www.selectmedicalcorp.com.

* * * * *

     Select Medical Corporation is a leading operator of long term acute care hospitals in the United States. Select operated 72 specialty acute care hospitals in 24 states as of March 31, 2003. Select is also a leading operator of outpatient rehabilitation clinics in the United States and Canada. Select operated 739 outpatient rehabilitation clinics in the United States and Canada as of March 31, 2003.

     Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by Select with the Securities and Exchange Commission.

Investor inquiries:

Joel Veit, 717/972-1101
ir@selectmedicalcorp.com

I. Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)
For the Three Months Ended March 31, 2003 and 2002

			%
	2003	2002	Change

Net operating revenues	$312,307	$271,920	14.9%
Costs and expenses:
Cost of services	252,269	221,735	13.8%
Bad debt expense	12,183	10,443	16.7%
General and administrative	9,503	9,686	(1.9)%
Depreciation and amortization	7,514	6,026	24.7%

Income from operations	30,838	24,030	28.3%
Interest expense, net	6,240	6,707	(7.0)%

Income before minority interests, and income taxes	24,598	17,323	42.0%
Minority interests	824	603	36.7%

Income before income taxes	23,774	16,720	42.2%
Income tax expense	9,320	6,544	42.4%

Net income	$14,454	$10,176	42.0%

Diluted earnings per share	$0.29	$0.21	38.1%
Weighted average shares outstanding	49,201	48,624	1.2%

II. Condensed Consolidated Balance Sheets
(Amounts in thousands)

	March 31,	December 31,
	2003	2002

	(unaudited)
Assets
Cash	$38,528	$56,062
Accounts receivable, net	222,609	233,105
Current deferred tax asset	42,268	40,125
Other current assets	17,663	17,601

Total current assets	321,068	346,893
Property and equipment, net	113,516	114,707
Intangible assets	246,912	243,731
Other assets	22,564	33,728

Total assets	$704,060	$739,059

Liabilities and Stockholders’ Equity
Payables and accruals	$166,493	$186,802
Current portion of long term debt	21,432	29,470

Total current liabilities	187,925	216,272
Long term debt, net of current portion	206,488	230,747
Minority interests	5,088	5,622
Stockholders’ equity	304,559	286,418

Total liabilities and stockholders’ equity	$704,060	$739,059

III. Key Statistics
(unaudited)
For the Three Months Ended March 31, 2003 and 2002

			%
	2003	2002	Change

Specialty Hospitals
Number of hospitals - end of period	72	64	12.5%
Net operating revenues (,000)	$183,428	$148,828	23.2%
Number of patient days	165,818	149,869	10.6%
Net revenue per patient day (a)	$1,106	$993	11.4%
EBITDA (,000)	$25,486	$15,667	62.7%
EBITDA margin – all hospitals	13.9%	10.5%	32.4%
EBITDA margin – same store hospitals (b)	15.3%	11.0%	39.1%
Outpatient Rehabilitation
Number of clinics - end of period	739	720	2.6%
Net operating revenues (,000)	$125,575	$119,694	4.9%
Number of visits (US)	981,572	964,416	1.8%
Revenue per visit (US) (c)	$88	$86	2.3%
EBITDA (,000)	$19,503	$21,048	(7.3)%
EBITDA margin	15.5%	17.6%	(11.9)%

(a) Net revenue per patient day is calculated by dividing specialty hospital patient service revenue by the total number of patient days.

(b) EBITDA margin - same store hospitals represents the EBITDA margin for those hospitals opened before January 1, 2002 and operated throughout both periods.

(c) Net revenue per visit is calculated by dividing outpatient rehabilitation clinic revenue by the total number of visits. For purposes of this computation, outpatient rehabilitation clinic revenue does not include Select’s Canadian subsidiary or contract services revenue.

IV. Reconciliation of Non-GAAP Financial Measures
(in thousands)
(unaudited)
For the Three Months Ended March 31, 2003 and 2002

The following schedules reconcile net income to EBITDA for the Company and income from operations to EBITDA on a segment basis. EBITDA is defined as net income before interest, income taxes, depreciation and amortization and minority interest. EBITDA is commonly used as an analytical indicator within the health care industry, and also serves as a measure of leverage capacity and debt service ability. EBITDA is also used by management to evaluate financial performance and determine resource allocation for each of its operating units and for the Company as a whole. EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated from operations or other financial statement data presented in the consolidated financial statements. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies.

	Three Months Ended March 31, 2003

		Specialty	Outpatient	All
	Total	Hospitals	Rehabilitation	Other

Net income	$14,454
Income tax expense	9,320
Minority interest	824
Interest expense, net	6,240

Income (loss) from operations	$30,838	$21,859	$16,588	$(7,609)

Depreciation and amortization	7,514	3,627	2,915	972

EBITDA	$38,352	$25,486	$19,503	$(6,637)

Net revenue	$312,307	$183,428	$125,575	$3,304
EBITDA margin (a)	12.3%	13.9%	15.5%	NM

	Three Months Ended March 31, 2002

		Specialty	Outpatient	All
	Total	Hospitals	Rehabilitation	Other

Net income	$10,176
Income tax expense	6,544
Minority interest	603
Interest expense, net	6,707

Income (loss) from operations	$24,030	$12,619	$18,522	$(7,111)
Depreciation and amortization	6,026	3,048	2,526	452

EBITDA	$30,056	$15,667	$21,048	$(6,659)

Net revenue	$271,920	$148,828	$119,694	$3,398
EBITDA margin (a)	11.1%	10.5%	17.6%	NM
NM - Not Meaningful

(a)	EBITDA margin is calculated by dividing EBITDA by net revenue.

The following table reconciles specialty hospital same store information.

	Three Months Ended

	March 31, 2003	March 31, 2002

Specialty hospitals net revenue	$183,428	$148,828
Less: Specialty hospitals opened before 01/01/02	8,804	—

Same store specialty hospitals net revenue	$174,624	$148,828

Specialty hospitals EBITDA	$25,486	$15,667
Less: Specialty hospitals opened before 01/01/02 losses	(1,262)	(737)

Specialty hospitals same store EBITDA	$26,748	$16,404

Specialty hospitals same store EBITDA margin	15.3%	11.0%